Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-182457, 333-188790, 333-213366, 333-225428, 333-226648, 333-242367 and 333-274176) on Form S-8 and the Registration Statement (No. 333-285286) on Form S-3 of MannKind Corporation of our report dated March 19, 2025, relating to the consolidated financial statements of scPharmaceuticals Inc. and its subsidiary as of December 31, 2024 and 2023 and for the years then ended, incorporated by reference in Amendment No. 1 to MannKind Corporation’s Current Report on Form 8-K dated October 7, 2025.

/s/ RSM US LLP

Boston, Massachusetts

December 15, 2025